C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Chad Lindbloom, senior vice president and chief financial officer (952) 937-7779

Angie Freeman, vice president, investor relations and public affairs (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS SECOND QUARTER RESULTS

MINNEAPOLIS, July 27, 2010 - C.H. Robinson Worldwide, Inc. ("C.H. Robinson") (NASDAQ: CHRW), today reported financial results for the quarter ended June 30, 2010.

Summarized financial results for the quarter ended June 30 are as follows (dollars in thousands, except per share data):

	Three months ended June 30,			Six months ended June 30,
	2010	2009	% change	2010	2009	% change

Total revenues	$ 2,453,982	$1,926,020	27.4%	$4,528,599	$3,614,020	25.3%
Net revenues:
Transportation
Truck	$ 259,917	$ 266,226	-2.4%	$ 501,582	$ 522,585	-4.0%
Intermodal	9,425	8,457	11.4%	17,921	18,258	-1.8%
Ocean	14,470	12,947	11.8%	26,992	27,174	-0.7%
Air	11,271	7,748	45.5%	20,106	15,085	33.3%
Other logistics services	14,772	10,845	36.2%	28,191	20,815	35.4%
Total transportation	309,855	306,223	1.2%	594,792	603,917	-1.5%
Sourcing	40,814	34,048	19.9%	75,752	64,617	17.2%
Information services	13,964	11,433	22.1%	26,690	21,773	22.6%
Total net revenues	364,633	351,704	3.7%	697,234	690,307	1.0%
Operating expenses	208,178	201,820	3.2%	404,772	403,055	0.4%
Operating income	156,455	149,884	4.4%	292,462	287,252	1.8%
Net income	$ 97,226	$ 92,253	5.4%	$ 181,238	$ 177,636	2.0%
Diluted EPS	$ 0.59	$ 0.54	9.3%	$ 1.09	$ 1.04	4.8%

Our Transportation revenue increased 32.0 percent in the second quarter of 2010. Transportation net revenues increased 1.2 percent to $309.9 million in the second quarter of 2010 from $306.2 million in the second quarter of 2009. Our Transportation net revenue margin decreased to 15.8 percent in 2010 from 20.6 percent in 2009.

Our truck net revenues, which consist of truckload and less-than-truckload ("LTL") services, decreased 2.4 percent in the second quarter of 2010. Our truckload volumes increased approximately 18 percent in the second quarter of 2010 compared to the second quarter of 2009. Our truckload net revenue margins decreased due to higher transportation costs and higher fuel prices, partially offset by increased pricing to our customers. Excluding the estimated impacts of the change in fuel, our truckload pricing to our customers increased approximately five percent in the second quarter of 2010 compared to the second quarter of 2009. Our truckload transportation costs increased approximately 11 percent, excluding the estimated impacts of fuel. Our LTL net revenues increased approximately 20 percent. The increase was driven by an increase in total shipments of approximately 25 percent, partially offset by decreased net revenue margin.

Our intermodal net revenue increase of 11.4 percent in the second quarter of 2010 was driven by increased volume, partially offset by the higher cost of transportation services.

Our ocean transportation net revenues increased 11.8 percent in the second quarter of 2010, driven by large volume increases, partially offset by a significant net revenue margin decline.

Our air transportation net revenue increased 45.5 percent in the second quarter of 2010 due to higher volumes.

Other logistics services net revenues consist primarily of transportation management fees and customs brokerage fees. The increase of 36.2 percent was driven by an increase in management fees as well as the previously announced acquisition of International Trade & Commerce, Inc. ("ITC") on July 7, 2009. Excluding the acquisition of ITC, our other logistics services net revenues increased approximately 25 percent in the second quarter of 2010.

For the second quarter, our Sourcing revenues increased 11.5 percent due primarily to the previously announced acquisition of Rosemont Farms, Inc. ("Rosemont") on September 15, 2009 and volume growth. Sourcing net revenues increased 19.9 percent to $40.8 million in 2010 from $34.0 million in 2009. Excluding the Rosemont acquisition, Sourcing net revenues increased approximately two percent in the second quarter of 2010, due to an increase in net revenue per case and increased volumes.

Our Information Services revenues increased 22.1 percent in the second quarter of 2010 due to an increase in transactions and increases in some fees that are impacted by fuel prices.

For the second quarter, operating expenses increased 3.2 percent to $208.2 million in 2010 from $201.8 million in 2009. This was due to an increase of 1.5 percent in personnel expense, consistent with the change in our average headcount during the quarter. For the quarter, other selling, general, and administrative expenses increased 8.0 percent. As a percentage of net revenues, total operating expenses decreased slightly to 57.1 percent in the second quarter of 2010 from 57.4 percent in the second quarter of 2009.

Based on results through July 26, 2010, our total net revenues per business day in July 2010 increased approximately seven percent over the same period in July 2009.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 35,000 customers through a network of 233 offices in North America, South America, Europe, Asia, Australia, and the Middle East. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with over 47,000 transportation providers worldwide.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions such as the strength of the current recovery and uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Conference Call Information:

C.H. Robinson Worldwide Second Quarter 2010 Earnings Conference Call

Tuesday, July 27, 2010 5:00 pm. Eastern time

Live webcast available through Investor Relations link at www.chrobinson.com

Telephone access: 877-941-6010; conference ID 4325612

Webcast replay available through Investor Relations link at www.chrobinson.com

Telephone audio replay available until 12:59 a.m. Eastern Time on July 30, 2010: 800-406-7325;

passcode: 4325612#

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Revenues:
Transportation	$1,963,944	$ 1,487,577	$ 3,603,180	$ 2,806,103
Sourcing	476,074	427,010	898,729	786,144
Information Services	13,964	11,433	26,690	21,773
Total revenues	2,453,982	1,926,020	4,528,599	3,614,020
Costs and expenses:
Purchased transportation and related services	1,654,089	1,181,354	3,008,388	2,202,186
Purchased products sourced for resale	435,260	392,962	822,977	721,527
Personnel expenses	154,091	151,743	300,846	304,966
Other selling, general, and administrative expenses	54,087	50,077	103,926	98,089
Total costs and expenses	2,297,527	1,776,136	4,236,137	3,326,768

Income from operations	156,455	149,884	292,462	287,252

Investment and other income	363	729	837	1,219

Income before provision for income taxes	156,818	150,613	293,299	288,471
Provision for income taxes	59,592	58,360	112,061	110,835
Net income	$ 97,226	$ 92,253	$ 181,238	$ 177,636

Net income per share (basic)	$ 0.59	$ 0.55	$ 1.10	$ 1.05
Net income per share (diluted)	$ 0.59	$ 0.54	$ 1.09	$ 1.04
Weighted average shares outstanding (basic)	164,749	167,972	165,087	168,422
Weighted average shares outstanding (diluted)	165,765	169,584	166,163	170,089

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	June 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$ 166,125	$ 337,308
Available-for-sale securities	49,397	48,310
Receivables, net	1,150,283	885,543
Other current assets	45,051	36,108
Total current assets	1,410,856	1,307,269

Property and equipment, net	115,438	117,699
Intangible and other assets	395,600	409,280
Total Assets	$ 1,921,894	$ 1,834,248

Liabilities and stockholders' investment
Current liabilities:
Accounts payable and outstanding checks	$ 697,375	$ 606,514
Accrued compensation	55,193	90,855
Other accrued expenses	39,605	34,438
Total current liabilities	792,173	731,807

Long term liabilities	24,849	22,541
Total liabilities	817,022	754,348

Total stockholders' investment	1,104,872	1,079,900
Total liabilities and stockholders' investment	$ 1,921,894	$ 1,834,248

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited, in thousands, except operational data)

	Six months ended June 30,
	2010	2009
Operating activities:
Net income	$ 181,238	$ 177,636
Stock-based compensation	12,381	11,667
Depreciation and amortization	14,701	14,654
Provision for doubtful accounts	7,059	9,908
Other non-cash expenses, net	10,592	(4,671)
Net changes in operating elements	(216,098)	(122,857)
Net cash provided by operating activities	9,873	86,337

Investing activities:
Net property additions	(7,988)	(18,225)
Purchases and development of software	(4,757)	(1,800)
Purchases of available-for-sale securities	(10,752)	-
Sales/maturities of available-for-sale securities	12,990	2,146
Cash paid for acquisition, net	-	(12,412)
Other investing activities	(5,027)	39
Net cash used for investing activities	(15,534)	(30,252)

Financing activities:
Net repurchases of common stock	(80,232)	(113,811)
Excess tax benefit from stock-based compensation plans	4,297	4,226
Cash dividends	(84,636)	(80,848)
Net cash used for financing activities	(160,571)	(190,433)
Effect of exchange rates on cash	(4,951)	(3,524)

Net change in cash and cash equivalents	(171,183)	(137,872)
Cash and cash equivalents, beginning of period	337,308	494,743
Cash and cash equivalents, end of period	$ 166,125	$ 356,871

	As of June 30,
	2010	2009
Operational Data:
Employees	7,466	7,312
Branches	233	233

###